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Monday September 18, 10:24 am Eastern Time

Press Release

John R. Byers Elected President and Chief Executive Officer of FPIC Insurance Group, Inc.

JACKSONVILLE, Fla.--(BUSINESS WIRE)--Sept. 18, 2000--FPIC Insurance Group, Inc. (Nasdaq:FPIC - news) today announced that John R. Byers has been elected as the President and Chief Executive Officer of the Company on a permanent basis. Mr. Byers has served as the interim President and Chief Executive Officer of the Company since July of this year and prior to that time served as the Company's Chief Operating Officer and General Counsel.

Robert O. Baratta, M.D., Chairman of the Board of the Company, said, "After considering other possible candidates, the Board strongly felt that the interests of our Company and its shareholders are best served by having John continue on as President and Chief Executive Officer on a permanent basis. We have an enormous amount of confidence in John and the rest of our management team. Filling the Chief Executive Officer position on a permanent basis allows us to put the distractions of the past year behind us and to focus on the future and the execution of our business plan."

Mr. Byers stated, "We have excellent, cohesive management teams at both the holding company and our operating subsidiaries. I am extremely excited to have the opportunity of working with our management teams to move the Company forward."

FPIC Insurance Group, Inc., through its subsidiary companies, is a leading provider of professional liability and associated insurance products for physicians, dentists and other healthcare providers. In addition, it provides third-party administration services both within and outside the healthcare marketplace. Its insurance subsidiaries, Florida Physicians Insurance Company, Inc., Anesthesiologists' Professional Assurance Company, Intermed Insurance Company and Interlex Insurance Company, are rated A- (Excellent) by A.M. Best.

For all of your investor information needs, please visit our Company Web site: http://www.fpic.com/. Electronic distribution of materials is now available.

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Contact:

      FPIC Insurance Group, Inc., Jacksonville
      John R. Byers, President and Chief Executive Officer
      904/350-1016
      or
      Kim D. Thorpe, Executive Vice President/Chief Financial
      Officer, 904/355-8735